                                                                   EXHIBIT 10.10


                                    OneSoft
                         THE INTERNET COMMERCE COMPANY


                                             December 30, 1999

Richard Borenstein

240 E. 86th St, #20H
NY, NY 10028

Dear Richard:

     The purpose of this letter agreement (the "Agreement") is to confirm the terms regarding your separation of employment with OneSoft Corporation (the "Company"). As more fully set forth below, the Company desires to provide you with severance pay and benefits in exchange for certain agreements by you.

     1.  Change in Status and Separation of Employment.
         ----------------------------------------------

     (a) You acknowledge that your full-time employment with the Company will terminate effective December 31, 1999 (the "Change in Status Date"). Such termination will be treated for all purposes as termination without cause. You will continue to receive your current bi-weekly base salary (based upon an annual twenty-six pay cycles) of Six Thousand Nine Hundred Twenty-Three Dollars and Eight Cents ($6,923.08), less all applicable federal, state, local and other employment-related deductions, through the Change in Status Date. Effective January 1, 2000, you shall be a part-time employee of the Company until the earlier of (i) the completion of the appropriate documents to transfer your pending application for a H-1B visa to another entity or (ii) June 31, 2000 (the "Separation Date"). The Company cannot and does not represent that your application for an H-1B visa will be approved.

     (b) As a part-time employee, Company shall compensate you at the gross hourly rate of $86.54, less all applicable federal, state, local and other employment-related deductions. As a part-time employee, Company shall guarantee you compensation in the amount of at least one (1) hour of per week, regardless of whether Company requires your services during such week. Company shall not require more than 1 hour of service from you per week unless the parties agree otherwise. You acknowledge that Company does not provide medical, dental, or vision insurance to part-time employees.

     (c) After the Change in Status Date, you shall have no authority and shall not represent yourself as having authority to act on behalf of the Company without the express written permission of the Company. From and after the Separation Date, you shall not have any authority and shall not represent yourself as an agent or employee of the Company, except in connection with your H-1B visa..

     2.   Severance Pay and Benefits.  As soon as practicable following the your
          ---------------------------
execution of this Agreement and the return of any Company property which is in your possession or control, the Company shall provide you with the following Severance Pay and Benefits:

     (a) Severance Pay. Payment in a lump sum payment of the gross sum of Forty-Two Thousand Dollars ($42,000) less all applicable federal, state, and local employment taxes on or before January 31, 2000.

     (b) COBRA. As a part-time employee of the Company, you will not be eligible to participate in any of the Company's benefit plans. You may, upon completion of the appropriate forms required by Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), continue your medical and dental insurance coverage to the extent permitted by the provisions of COBRA. The COBRA qualifying event shall be deemed to be the Change in Status Date. If your elect COBRA coverage, the Company will provide you with payment of the gross sum of Four Hundred Ninety-Four Dollars and Fifty-Eight Cents ($494.58) (less any applicable federal, state and local taxes), which gross sum reflects an amount equaling the cost of medical and dental insurance premiums that would be due pursuant to COBRA for a three
     (3) month period, paid in approximately equal monthly installments from January 2000 to March 2000. Notwithstanding the foregoing, in the event that you become eligible to receive health insurance coverage from a third party at any time from the Change in Status Date through March 31, 2000, the Company will not be obligated to and shall not make any payment pursuant to this paragraph 2(a) from the date that you become eligible for such coverage.

     (c)  Stock Options.

          (i) The Company will accelerate the vesting of your option to purchase 100,000 shares so that the specified options, which otherwise would terminate on the Change in Status Date, will vest on the Change in Status Date. The options will be treated by the Company to the extent possible by law as an Incentive Stock Options. You will have until three (3) months after the Change in Status Date to exercise the option. If you fail to exercise the option within such period, the option will terminate pursuant to the terms of the stock option agreement entered into by you and the Company on February 1, 1999. The portion of the option not so accelerated will terminate on the Change of Status Date.

          (ii)   As a condition of the acceleration of the option as provided in
          Section 2(c)(i), you agree that you will not, without the prior written consent of OneSoft Corporation, directly or indirectly, offer, sell, contract to sell, hypothecate, assign, pledge, encumber or otherwise dispose (or enter into any transaction which is designed to, or could be expected to, result in the disposition by any person) of the accelerated option for 16,667 of the total of 100,000 shares or such 16,667 shares themselves from now until December 31, 2000.

          (iii) The Company shall have the immediate right, upon written notice to you, to repurchase the 16,667 shares described in Section 2(c)(ii) at the price at which you purchased them as follows:

                 (A) on or after fifteen (15) days following the Separation Date if, through no fault of the Company's, you fail or refuse to sign a Release in the form attached hereto as Exhibit A by
                                                                  ---------
                 that date;

                 (B) at the time of or after any material violation that is not cured by you within 5 business days after written notice from Company to you of a violation by you of your material obligations under Section 3 of this Agreement;

                 (C)  on December 31, 2000 or thereafter unless

                      (1) you have complied in all material respects with all of your obligations under Section 3 of this Agreement; and

                      (2) you have submitted to OneSoft Corporation's CEO written certification under oath, in the form attached hereto as Exhibit B, that you are in full compliance with
                                ---------
                      your obligations set forth in Section 3.

     You acknowledge and agree that the Severance Pay and Benefits provided in this Agreement are not otherwise due or owing to you under any Company employment agreement (oral or written) or any Company policy or practice, and that this Severance Pay to be provided to you is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you are not and shall not in the future be entitled to any other compensation including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay or any other form of compensation or benefit.

     3.   Covenants by You.  You expressly acknowledge and agree to the
          -----------------
following:

     (a) You have returned to the Company all Company documents (and any copies thereof) and property, except as agreed otherwise by the parties as set forth in Schedule E hereto, and that you shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company's trade secrets and/or confidential and proprietary documents and information.


     (b) You will abide by all of the provisions except Section 2 of the Noncompetition, Nonsolicitation, and Nondisclosure Agreement that you signed on May 21, 1999 and which is incorporated herein by reference (the "May 21 Agreement"). Section 2 of the May 21 Agreement will no longer be enforceable by the Company or you. The remainder of the provisions in the May 21 Agreement will remain fully enforceable.

     (c) Until and through March 31, 2000, you will not perform any services, whether as an employee or a contractor or otherwise, for any other person, corporation or other entity that is or is planning to develop and distribute computer software that enables companies to conduct e-commerce; provide consulting services to companies concerning the market of e-commerce and methods to improve one's business by conducting e-commerce; assist companies in building their e-commerce web sites by implementing the company's software or software created by third parties; or create, host or manage web sites or other e-commerce applications created by the company or third parties, unless you obtain the prior written approval of the CEO of OneSoft Corporation or Executive Vice President Peter Jones.

     (d) From the Change in Status Date and through December 31, 2000, you will not perform the same or similar services as you performed for the Company to any of the direct competitors of the Company listed on Exhibit C or to any entity that prior to your employment by or provisions of services to such entity is compared to OneSoft as materially competitive or compared to any direct competitor (except IBM or Microsoft) as materially competitive, by any of the investment, banking and analyst organizations listed on Exhibit D. You may submit the name of an entity, in writing (to General Counsel or Peter M. Jones), for the Company to verify whether or not such entity has been compared to OneSoft as materially competitive or compared to any direct competitor (except IBM or Microsoft) as materially competitive, by any of the investment, banking and analyst organizations listed on Exhibit D. Upon such submission, the Company shall provide you with an answer, properly evidenced, within five (5) business days; such answer shall be valid for thirty (30) days from the date of the Company's response.


     (e) Notwithstanding Sections 3(c) and (d), you may continue to hold or purchase at prevailing publicly traded prices not more than one per cent (1%) of the outstanding and issued shares of any publicly traded company.

     (f) All information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).

     (g) You will not intentionally make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, (it being understood that you may, subject to the other provisions of this Agreement, promote products and services offered by your employer that may be competitive to those offered by the Company) and you will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (including its officers, directors and employees).

     (h) The breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to exercise its repurchase rights pursuant to Section 2 of this Agreement.

     4.   Release of Claims.  You hereby agree and acknowledge that by signing
          ------------------
this letter, you are releasing the Company from and waiving your right to assert any form of legal claim against the Company/1/ (as defined in footnote one below) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Change in Status Date. Your release and waiver herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages,

_______________
/1/ For the purposes of this Section 5, the parties agree that the term "Company" shall include OneSoft Corporation, its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, agents and assigns.

emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Change in Status Date.

     Without limiting the foregoing general release and waiver, you specifically release the Company from any and waive your right to bring any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

     ** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Change in Status
          Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Virginia or other state statute.

     ** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Separation Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Virginia or other state statute.

     ** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

     **   Any other Claim arising under local, state or federal law.

     Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay being provided to you under the terms of this Agreement.

     The Company hereby agrees and acknowledges that by signing this letter, the Company is releasing you from and waiving its right to assert any form of legal claim against you asserted whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Change in Status Date. The Company's release and waiver herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against you seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever.

     Notwithstanding the foregoing, this section does not release you from any obligation expressly set forth in this Agreement.

     5.   Entire Agreement/Choice of Law/Enforceability.  You acknowledge and
          ----------------------------------------------
agree that this Agreement supersedes any and all prior and contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Virginia and shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Virginia in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Virginia and that material witnesses and documents would be located in Virginia. The provisions of this letter are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

     By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this letter, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this letter.

     If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this letter to Peter Jones at OneSoft Corporation within ten (10) days.

                                                Very truly yours,

                                    OneSoft Corporation

                                    By: /s/ Peter M. Jones
                                        ------------------------

                                    Dated: December 30, 1999
                                          ----------------------

Confirmed and Agreed:


/s/ Richard Borenstein
------------------------
Richard Borenstein

Dated: December 30, 1999
       -----------------

                                   EXHIBIT A
                                   ---------

                                    RELEASE


In consideration of the acceleration of the vesting of your option to purchase 16,667 shares of common stock of OneSoft Corporation (the "Company"), I, Richard Borenstein, hereby agree and acknowledge as follows:

I hereby waive my right to assert any form of legal claim against the Company/2/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through ________________ (the "Separation Date"). My waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the "Separation Date".

Without limiting the foregoing general waiver and release, I specifically release the Company from and waive my right to bring any Claim arising from or related to my employment relationship with the Company or the termination thereof, including, without limitation:

     ** Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Change in Status
          Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Virginia or other state statute.

____________________
/2/ For the purposes of this Release, the parties agree that the term "Company" shall include OneSoft Corporation, its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, agents and assigns.

     ** Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Separation Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Virginia or other state statute.

     ** Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

     **   Any other Claim arising under local, state or federal law.

I acknowledge and agree that, but for providing this waiver and release, the Company would have an immediate right upon written notice to me, to repurchase 16,667 shares of the acceleration option pursuant to the Separation Agreement which I entered into with the Company on December __, 1999.

Signed this 30th day of December, 2000


/s/ Richard Borenstein
----------------------
Richard Borenstein

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                                   EXHIBIT B
                                   ---------

                        AFFIDAVIT OF RICHARD BORENSTEIN
                        -------------------------------

     I, Richard Borenstein, on oath depose and say:

     1. I hereby attest that, as of the date of this Affidavit, I am in full compliance with each of the obligations specified in Section 3 of the Settlement Agreement and Release of Claims which I entered into with OneSoft Corporation on December 30, 1999.

     Signed under the pains and penalties of perjury this 31st day of December, 2000.



                                    /s/ Richard Borenstein
                                    ----------------------
                                    Richard Borenstein

                                   EXHIBIT C
                                   ---------


1.   Broadvision

2.   Interworld

3.   Vignette

4.   Art Technology Group

5.   International Business Machines

6.   Microsoft Corporation

7.   Open Market

8.   Blue Martini

9.   Space Works, Inc.

10.  Allaire

11.  Intershop

                                   EXHIBIT D
                                   ---------


1.   Thomas Weisel and Associates

2.   Lehman Brothers

3.   Whitt Capital

4.   DB Alex Brown

5.   Societe Generale

6.   Morgan Stanley

7.   CS First Boston

8.   Hambrecht & Qwist

9.   Forrester

10.  Meta

11.  Gartner

12.  Jupiter

13.  Aberdeen

                                   EXHIBIT E


-Cellular Phone (OneSoft agrees to pay the base cellular phone bill of $89 a month for the months of January, February and March of the year 2000).
-Sony Laptop Computer

Both items to be returned to OneSoft five (5) days after the Separation Date identified in the Agreement.